Exhibit 5.1

FILE NO. 44877.107865

April 11, 2013

CUI Global, Inc.

20050 S.W. 112th Avenue

Tualatin, OR 97062

Re:	Registration Statement on Form S-1

Gentlemen:

We have acted as your counsel in the preparation of a Registration Statement on Form S-1, File No. 333-187059 (the “Original Registration Statement”) filed by you with the Securities and Exchange Commission for the registration of shares of your common stock, as more fully described in the Original Registration Statement. We have also acted as counsel in connection with the Company’s filing on a Registration Statement on Form S-1 pursuant to Rule 462(b) (the “Additional Registration Statement”) relating to the registration of additional shares of common stock.

In so acting, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinion hereinafter set forth, and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based on the foregoing, we are of the opinion that the common stock, when issued and delivered in the manner and on the terms described in the Additional Registration Statement, will be duly and validly issued, fully paid and nonassessable.

We hereby consent to the reference to our Firm in the original Registration Statement under the caption Interests of Named Experts and Counsel and to the use and filing of this opinion as an exhibit to the Additional Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations thereunder.

Very truly yours,

JOHNSON, POPE, BOKOR,
RUPPEL & BURNS, LLP

By:	/s/ Michael T. Cronin
Michael T. Cronin